UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2012 (June 1, 2012)

FactorShares 2X: Gold Bull/S&P500 Bear
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	80-6154069 (IRS Employer ID Number)
c/o Factor Capital Management, LLC 1 Penn Plaza New York, New York (Address of Principal Executive Offices)	10119 (Zip Code)
001-35091 (Commission File Number)
(212) 786-7481 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

On June 1, 2012, Factor Advisors Holding Co., LLC, Factor Advisors, LLC and Factor Capital Management, LLC, the Managing Owner of FactorShares 2X: Gold Bull/S&P500 Bear (the “Fund”), entered into a definitive Purchase and Sale Agreement with GENCAP Ventures, LLC, a Texas limited liability company, pursuant to which GENCAP Ventures, LLC will become the sole member and owner of Factor Advisors, LLC, subject to the satisfaction of certain conditions. Factor Advisors, LLC currently is the sole member and owner of Factor Capital Management, LLC. Factor Capital Management, LLC has exclusive power and authority to manage the business and affairs of the Fund. Consequently, upon its consummation, this transaction will constitute a change in control of the Fund.

GENCAP Ventures, LLC currently is indirectly wholly-owned and controlled by Esposito Private Equity Group, a Texas-based private equity investment firm. Factor Advisors Holding Co., LLC, Factor Advisors, LLC and Factor Capital Management, LLC currently are indirectly controlled by Karlheinz Muhr and Stuart Rosenthal.

GENCAP Ventures, LLC is acquiring Factor Advisors, LLC from Factor Advisors Holding Co., LLC in consideration of rights to participate in certain future revenues of GENCAP Ventures, LLC, including the management fee paid by the Fund to the Managing Owner.

At the closing of the transaction, Joel Colpitts and Samuel Masucci are expected to take over the responsibilities of Karlheinz Muhr and Stuart Rosenthal, respectively, as members of the Board of Managers of the Factor Capital Management, LLC, and Joel Colpitts and Samuel Masucci and Mary Byra are expected to take over as Chairman, Chief Executive Office and Principal Financial Officer of Factor Capital Management.

The transaction is expected to close on or before July 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FactorShares 2X: Gold Bull/S&P500 Bear

By: Factor Capital Management, LLC,
its Managing Owner

By: /s/ Stuart Rosenthal
Name: Stuart Rosenthal
Title: Chief Executive Officer

Date: June 5, 2012